UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 23, 2019

STEEL PARTNERS HOLDINGS L.P.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-35493	13-3727655
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

590 Madison Avenue, 32nd Floor, New York, New York		10022
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 520-2300

N/A
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Units, $0 par	SPLP	New York Stock Exchange
6.0% Series A Preferred Units	SPLP-PRA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On December 23, 2019, Handy & Harman Group Ltd., SPH Group Holdings LLC, Steel Excel Inc., API Americas Inc., iGo, Inc. and Cedar 2015 Limited (collectively, the “Borrowers”), each a direct or indirect subsidiary of Steel Partners Holdings L.P. (the “Company”), entered into an amendment (the “Fourth Amendment”) to their credit agreement (the “Credit Agreement”), dated as of November 14, 2017, with PNC Bank, National Association, in its capacity as administrative agent, the lenders party thereto, and certain of the Borrowers’ affiliates in their capacities as guarantors, to, among other things, permit the Company to repurchase up to 1,600,000 of its 6.0% Series A Preferred Units (the “Preferred Units”) on February 6, 2020 (the “Redemption Date”) as further described in Item 8.01 below.

The above description of the Fourth Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Fourth Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 is incorporated by reference into this Item 2.03.

Item 8.01.	Other Events.

On December 23, 2019, the Company announced that, pursuant to Section 16.5(a) of its Seventh Amended and Restated Agreement of Limited Partnership (the “LP Agreement”), it will redeem 1,600,000 units (the “Redemption”) of its Preferred Units on the Redemption Date at a price to equal $25.00 per unit, plus an amount of $0.22 per unit, equal to any accumulated and unpaid distributions up to, but excluding, the Redemption Date (the “Redemption Price”), for a total payment of approximately $40.4 million (the “Redemption Payment”). On the Redemption Date, unless the Company defaults in making the Redemption Payment, all distributions on the Preferred Units that are to be redeemed will cease to accrue, and all rights of the holders of such Preferred Units, except the right to receive payment of the Redemption Price, will terminate without interest. The Company is redeeming the Preferred Units based on its previously-disclosed obligation to repurchase the Preferred Units by the third anniversary of their issuance, February 7, 2020.

The foregoing description of the Redemption is not complete and is qualified in its entirety by reference to Exhibit 99.1. This report does not constitute a notice of redemption under the LP Agreement, nor an offer to tender for, or purchase any Preferred Units or any other security.

This report contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect the Company’s current expectations and projections about its future actions. The Company has identified these forward-looking statements by using words such as “may,” “should,” “expect,” “hope,” “anticipate,” “believe,” “intend,” “plan,” “estimate” and similar expressions. These forward-looking statements are based on information currently available to the Company and are subject to risks, uncertainties and other factors that could cause its actual results, performance, prospects or opportunities, insofar as they relate to the Company’s ability to pay the Redemption Payment, to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, without limitation, risks related to funding the Company’s defined benefit pension plans, the Company’s costs relating to environmental and other regulatory compliance, the Company’s need for any additional financing and the terms and conditions of any such financing that is consummated, losses in the Company’s investment portfolio, the impact of WebBank’s capital requirements on the Company’s liquidity and the other factors described in the “Risk Factors” section of the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2018 and quarterly report on Form 10-Q for the quarterly period ended September 30, 2019. All forward-looking statements speak only as of the date hereof, and except as otherwise required by law, the Company undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Fourth Amendment, dated as of December 23, 2019, to the Credit Agreement, dated as of November 14, 2017, by and among Handy & Harman Group Ltd., SPH Group Holdings LLC, Steel Excel Inc., API Americas Inc., iGo, Inc. and Cedar 2015 Limited as borrowers, PNC Bank, National Association, in its capacity as administrative agent, the lenders party thereto, and certain of the borrowers’ affiliates in their capacities as guarantors.

99.1	Press release dated December 23, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 23, 2019	STEEL PARTNERS HOLDINGS L.P.

	By:	Steel Partners Holdings GP Inc.
Its General Partner

	By:	/s/ Douglas B. Woodworth
Douglas B. Woodworth
Chief Financial Officer

Exhibits

Exhibit No.	Description

10.1	Fourth Amendment, dated as of December 23, 2019, to the Credit Agreement, dated as of November 14, 2017, by and among Handy & Harman Group Ltd., SPH Group Holdings LLC, Steel Excel Inc., API Americas Inc., iGo, Inc. and Cedar 2015 Limited as borrowers, PNC Bank, National Association, in its capacity as administrative agent, the lenders party thereto, and certain of the borrowers’ affiliates in their capacities as guarantors.

99.1	Press release dated December 23, 2019.